Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES $30 MILLION DEBT REDUCTION AND A
LOAN TERM EXTENSION TO 2015 AND 2016

Boulder, Colo., (May 2, 2011) - Array BioPharma Inc. (NASDAQ: ARRY) today announced that it has entered into agreements to modify its credit facility with Deerfield Partners and to issue $30 million of its Series B Preferred Stock to entities affiliated with Deerfield. The proceeds of the sale of the Preferred Stock will be applied to reduce the total principal under the credit facility from $120 million to $90 million, with approximately $7 million of previously accrued interest remaining outstanding.

The credit facility term will be extended from April 2014 to June 2015 and June 2016, and the principal and accrued interest will be re-paid as follows:

1.               Remitting 15% of up-front and milestone payments Array receives from new partnering deals — through June 2016

2.               The remaining balance, less $20 million, will be repaid June 2015

3.               The remaining balance of up to $20 million will be repaid June 2016

The currently effective annual interest rate remains unchanged at 7.5% of the outstanding principal balance.  The accrued interest is non-interest bearing.  As part of the modification to the credit facility, Array also agreed to extend the term of the outstanding warrants owned by Deerfield to June 30, 2016 from April 2014.

Array will issue 10,135 shares of Series B Preferred Stock at an aggregate price of $30 million to entities affiliated with Deerfield Partners. The Preferred Stock has a liquidation preference of $0.001 per share, is non-voting and convertible into an aggregate of 10,135,000 shares of Array Common Stock, provided that conversion will be prohibited if the holder and its affiliates would own more than 9.985% of the total number of Array shares of Common Stock then outstanding.

The securities described above are being offered directly by Array pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering will be filed with the SEC. As described above, the proceeds from the offering will be used to repay $30 million in outstanding debt under the Deerfield credit facility. The closing of this offering is expected to occur on or about May 3, 2011, subject to satisfaction of customary closing conditions contained in a Securities Purchase Agreement between Array and Deerfield. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing and completion of the offering of our Series B Preferred Stock. These statements involve significant risks and uncertainties, including those discussed under the heading “Risk Factors” in the prospectus supplement related to the offering filed with the SEC and in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. We are providing this information as of May 2, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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